Exhibit 10.1

Bollore´ S. A.

Comune d’ Ergue’ Gaberic – Odet – 29500 (France)

RCS Quimper 304 827 900

North Atlantic Operating Company Inc. 257 Park Avenue South New York – NY 10010 U. S. A. April 20, 2006

Gentleman:

Reference is made to the Amended and Restated Distribution and License Agreement dated as of November 30, 1992 between us relating to the distribution of Zig-Zag cigarette paper booklets in the United States (the “US Agreement”) and Canada (the “Canadian Agreement”) each as amended by a Restated Amendment dated June 25, 1997 and Amendments dated respectively October 22, 1997 - October 7, 1999 – October 20, 1999, June 19, 2002 and February 28, 2005 (collectively the “Agreements”).

This will confirm our agreement to amend the Agreements as of the date hereof as follows:

1.	The definition of original stockholder in Section 11(a) of the US Agreement and Section 10 (a) of the Canadian Agreement shall be amended so as to read:

“Original stockholder” shall mean each of the persons listed on Exhibit A hereto and officers and employees of the Distributor and its Affiliates”.

2.	Except as set forth in this Amendment the terms and provisions of the US Agreement and Canadian Agreement shall remain in full force and effect.

3.	Each of the parties represents and warrants to the other that this Amendment has been duly authorized by all necessary corporate action and that any consent required by either party in connection with this Amendment have been obtained by such party.

Please sign in this space below to indicate your agreement with foregoing.

Very truly yours,

/s/ Cedric Bollore´
Bollore´ S.A.

Agreed to accepted by:

/s/ Douglas P. Rosefsky
North Atlantic Operating Company, Inc.